Exhibit 16.1

April 2, 2018

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Crimson Wine Group, Ltd.’s statements included under Item 4.01 of its Current Report on Form 8-K dated April 2, 2018, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Moss Adams LLP

Santa Rosa, California